Exhibit 99.1

Contacts:

Randy Holliday	Dave Hage
Power-One General Counsel	Executive Vice President
(805) 987-8741	(805) 987-8741

FOR IMMEDIATE RELEASE

June 13, 2007

POWER-ONE ANNOUNCES STEVE GOLDMAN’S RETIREMENT AS BOARD CHAIRMAN

Camarillo, CA, June 13, 2007 — Power-One, Inc. (NASDAQ: PWER) today announced that Mr. Steve Goldman has retired as the company’s Chairman, effective June 12, 2007. Mr. Goldman will continue to serve as a non-employee member of the Board.

Mr. Goldman joined Power-One in 1982 as an engineer and was later promoted to Vice President of R&D, and eventually to Chief Executive Officer, where he served until February of 2006. He was instrumental in the management buy-out of the company in 1995, the subsequent initial public offering in 1997, and six acquisitions.  Through his vision and leadership, the company established itself as one of the most innovative technological companies in power and solidified its position at the forefront of digital power management.  Mr. Goldman has served as Chairman since 1990.

“It has been a privilege for me to have worked for Power-One and to serve for so many years as the Chairman.  As I retire my position to spend more time with my family and other outside interests, the company is on an excellent footing, “ said Goldman. “I am absolutely confident that the management team at Power-One has made the right moves with restructuring the business and has a clear plan to get us back to profitability and make our goals in the digital power market a reality.”

Mr. Jay Walters, who has been the Lead Director on the Board, has accepted the position as the Chairman of the Board.  Mr. Walters is a non-employee independent director of the company.  He has been a Board member since 1999 and has extensive experience in the power industry culminating in the role of President of the Power Systems business at Lucent Technologies.

Mr. Walters commented, “On behalf of the Board, Power-One’s shareholders, and employees, I would like to thank Steve for the outstanding contribution he has made over the last 27 years. He has been instrumental in the company’s development over an extended period and a driving force for the company. We wish him well for the future, and we look forward to his continuing contributions as an ongoing member of the Board of Directors.”

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has over 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Hungary, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.